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                                    EXHIBIT 1


MORRISON KNUDSEN CORPORATION                                        NEWS RELEASE

Morrison Knudsen Plaza/P. O. Box 73
Boise, Idaho  83729
Telex:  368439/Phone:  (208) 386-5387           For Further Information Contact:
Fax:  (208) 386-5065                                    Corporate Communications

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FOR RELEASE:                    FEBRUARY 9, 1994

        ZBIGNIEW BRZEZINSKI NAMED TO MORRISON KNUDSEN BOARD OF DIRECTORS

     BOISE -- Morrison Knudsen Corporation announced today that Zbigniew Brzezinski, who served as National Security Advisor to President Jimmy Carter, has been elected to the MK Board of Directors.

     Brzezinski, who replaces the retiring Harold Anderson, was elected during the regular quarterly meeting of the board.

     "As MK continues its global expansion, I can think of no finer addition to our already strong board of directors than Zbigniew Brzezinski," said William
J. Agee, the company's chairman and chief executive officer. "Mr. Brzezinski brings a wealth of international experience to our board, both as a private citizen and as a high-level representative of the U.S. government."

     Brzezinski, who has been a member of MK's International Advisory Council since 1989, presently is counselor to the Center for Strategic and International Studies; and professor of American Foreign Policy at the Paul Nitze School of Advanced International Studies at Johns Hopkins University in Washington, D.C.

     He served as National Security Advisor to President Carter from 1977 to 1981. In 1981, he was awarded the Presidential Medal of Freedom for his role in the normalization of U.S.-Chinese relations and for his contributions to the human rights and national security policies of the United States.

     Brzezinski earned bachelor's and master's degrees from McGill University and a Ph.D. from Harvard University.

     Anderson, director and contributing editor of the Omaha World-Herald Company, had served on the MK board since 1988.

     Morrison Knudsen Corporation serves the world's construction, transportation, environmental, industrial, and power markets as an engineer, contractor and manufacturer, offering complete development, operations and financial services.

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